UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. )*

CORGENTECH INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

21872P 10 5

(CUSIP Number)

December 31, 2004

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        ☐ Rule 13d-1 (b)

        ☐ Rule 13d-1 (c)

        ☑ Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

Page 1 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 2 of 22 Pages

1.	Name of Reporting Person: InterWest Partners VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,577,475

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,577,475

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,577,475

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.6%

12.	Type of Reporting Person: PN

Page 2 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 3 of 22 Pages

1.	Name of Reporting Person: InterWest Investors VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 13,179

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 13,179

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,179

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.05%

12.	Type of Reporting Person: PN

Page 3 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 4 of 22 Pages

1.	Name of Reporting Person: InterWest Investors Q VIII, LP		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 45,151

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 45,151

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 45,151

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 0.2%

12.	Type of Reporting Person: PN

Page 4 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 5 of 22 Pages

1.	Name of Reporting Person: InterWest Management Partners VIII, LLC (the General Partner of InterWest Partners VIII, LP, InterWest Investors VIII, LP, and InterWest Investors Q VIII, LP)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: California

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,635,805

		6.	Shared Voting Power: 0

		7.	Sole Dispositive Power: 1,635,805

		8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,635,805

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: OO

Page 5 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 6 of 22 Pages

1.	Name of Reporting Person: John C. Adler (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 85

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 85

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,635,890

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by John C. Adler that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 6 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 7 of 22 Pages

1.	Name of Reporting Person: Stephen C. Bowsher (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 744

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 744

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,549

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Stephen C. Bowsher that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 7 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 8 of 22 Pages

1.	Name of Reporting Person: Harvey B. Cash (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,116

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 1,116

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,921

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Harvey B. Cash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 8 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 9 of 22 Pages

1.	Name of Reporting Person: Christopher B. Ehrlich (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 149

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 149

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,635,954

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Christopher B. Ehrlich that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 9 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 10 of 22 Pages

1.	Name of Reporting Person: Philip T. Gianos (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,333

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 1,333

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,637,138

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Philip T. Gianos that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 10 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 11 of 22 Pages

1.	Name of Reporting Person: W. Scott Hedrick (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 436

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 436

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,241

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Scott Hedrick that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 11 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 12 of 22 Pages

1.	Name of Reporting Person: W. Stephen Holmes III (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 470

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 470

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,275

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by W. Stephen Holmes III that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 12 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 13 of 22 Pages

1.	Name of Reporting Person: Gilbert H. Kliman (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,135

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 1,135

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,940

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Gilbert H. Kliman that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 13 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 14 of 22 Pages

1.	Name of Reporting Person: H. Ronald Nash (a Venture Member of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 638

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 638

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,636,443

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by H. Ronald Nash that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 14 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 15 of 22 Pages

1.	Name of Reporting Person: Arnold L. Oronsky (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,539

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 1,539

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,637,344

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Arnold L. Oronsky that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 15 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 16 of 22 Pages

1.	Name of Reporting Person: Thomas L. Rosch (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 1,449

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 1,449

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,637,254

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 5.9%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Thomas L. Rosch that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 16 of 22 Pages

13G
CUSIP No. 21872P 10 5			Page 17 of 22 Pages

1.	Name of Reporting Person: Michael B. Sweeney (a Managing Director of InterWest Management Partners VIII, LLC)		I.R.S. Identification Nos. of above persons (entities only):

2.	Check the Appropriate Box if a Member of a Group:
	(a)	☐
	(b)	☐

3.	SEC Use Only:

4.	Citizenship or Place of Organization: United States

Number of Shares Beneficially Owned by Each Reporting Person With
		5.	Sole Voting Power: 40,468

		6.	Shared Voting Power: 1,635,805

		7.	Sole Dispositive Power: 40,468

		8.	Shared Dispositive Power: 1,635,805

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,676,273

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares: ☐

11.	Percent of Class Represented by Amount in Row (9): 6.0%

12.	Type of Reporting Person: IN

Neither the filing of this statement on Schedule 13G nor any of its contents shall be deemed to constitute an admission by Michael B. Sweeney that he is the beneficial owner of any of the Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed, except to the extent of his pecuniary interest.

Page 17 of 22 Pages

ITEM 1.

(a)	NAME OF ISSUER : Corgentech, Inc.

(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE : 650 Gateway Boulevard, South San Francisco, CA 94080

ITEM 2.

(a)	NAME OF PERSON(S) FILING:

InterWest Partners VIII, LP (“IWP VIII”)
InterWest Investors VIII, LP (“II VIII”)
InterWest Investors Q VIII, LP (“IIQ VIII”)
InterWest Management Partners VIII, LLC (“IMP VIII”)
John C. Adler (“Adler”)
Stephen C. Bowsher (“Bowsher”)
Harvey B. Cash (“Cash”)
Christopher B. Ehrlich (“Ehrlich”)
Philip T. Gianos (“Gianos”)
W. Scott Hedrick (“Hedrick”)
W. Stephen Holmes III (“Holmes”)
Gilbert H. Kliman (“Kliman”)
H. Ronald Nash (“Nash”)
Arnold L. Oronsky (“Oronsky”)
Thomas L. Rosch (“Rosch”)
Michael B. Sweeney (“Sweeney”)

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE : 2710 Sand Hill Road, Second Floor, Menlo Park, CA 94025

(c)	CITIZENSHIP/PLACE OF ORGANIZATION:

IWP VIII: II VIII: IIQ VIII: IMP VIII: Adler: Bowsher: Cash: Ehrlich: Gianos: Hedrick: Holmes: Kliman: Nash: Oronsky: Rosch: Sweeney:	California
California
California
California
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States
United States

Page 18 of 22 Pages

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 21872P 10 5

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

	IWP VIII	II VIII	IIQ VIII	IMP VIII (1)
Beneficial Ownership	1,577,475	13,179	45,151	1,635,805
Percentage of Class	5.6%	0.05%	0.2%	5.9%
Sole Voting Power	1,577,475	13,179	45,151	1,635,805
Shared Voting Power	0	0	0	0
Sole Dispositive Power	1,577,475	13,179	45,151	1,635,805
Shared Dispositive Power	0	0	0	0

	Adler (2)	Bowsher (2)	Cash (2)	Ehrlich (2)
Beneficial Ownership	1,635,890	1,636,549	1,636,921	1,635,954
Percentage of Class	5.9%	5.9%	5.9%	5.9%
Sole Voting Power	85	744	1,116	149
Shared Voting Power	1,635,805	1,635,805	1,635,805	1,635,805
Sole Dispositive Power	85	744	1,116	149
Shared Dispositive Power	1,635,805	1,635,805	1,635,805	1,635,805

	Gianos (2)	Hedrick (2)	Holmes (2)	Kliman (2)
Beneficial Ownership	1,637,138	1,636,241	1,636,275	1,636,940
Percentage of Class	5.9%	5.9%	5.9%	5.9%
Sole Voting Power	1,333	436	470	1,135
Shared Voting Power	1,635,805	1,635,805	1,635,805	1,635,805
Sole Dispositive Power	1,333	436	470	1,135
Shared Dispositive Power	1,635,805	1,635,805	1,635,805	1,635,805

	Nash (2)	Oronsky (2)	Rosch (2)	Sweeney (2)
Beneficial Ownership	1,636,443	1,637,344	1,637,254	1,676,273	**
Percentage of Class	5.9%	5.9%	5.9%	6.0%
Sole Voting Power	638	1,539	1,449	40,468	**
Shared Voting Power	1,635,805	1,635,805	1,635,805	1,635,805
Sole Dispositive Power	638	1,539	1,449	40,468	**
Shared Dispositive Power	1,635,805	1,635,805	1,635,805	1,635,805

**Sweeney includes 40,000 shares issuable to Sweeney pursuant to outstanding options exercisable within 60 days of December 31, 2004.

(1)	IMP VIII is the general partner of IWP VIII, II VIII and IIQ VIII.

(2)	Bowsher, Cash, Gianos, Hedrick, Holmes, Kliman, Oronsky, Rosch, and Sweeney are Managing Directors of IMP VIII. Adler, Ehrlich and Nash are Venture Members of IMP VIII.

Page 19 of 22 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Under certain circumstances set forth in the limited liability company operating agreement of IMP VIII, the members of such limited liability company have the right to receive dividends from, or the proceeds from the sale of, the common stock of Issuer beneficially owned by such limited liability company.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

No reporting person is a member of a group as defined in section 240.13d-1(b)(1)(iii)(H) of the Act.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP.

Not applicable.

ITEM 10. CERTIFICATION.

Not applicable.

EXHIBITS

Joint Filing Statement attached as Exhibit A.

Page 20 of 22 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 8, 2005

By:	/s/ John C. Adler	INTERWEST PARTNERS VIII, LP

Name:	John C. Adler

		By:	InterWest Management Partners VIII, LLC
By:	/s/ Stephen C. Bowsher		its General Partner

Name:	Stephen C. Bowsher
			By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash			Managing Director

Name:	Harvey B. Cash

INTERWEST INVESTORS VIII, LP
By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	InterWest Management Partners VIII, LLC
its General Partner

By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

INTERWEST INVESTORS Q VIII, LP
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes	By:	InterWest Management Partners VIII, LLC
its General Partner
By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

INTERWEST MANAGEMENT PARTNERS VIII, LLC
By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky	By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 21 of 22 Pages

EXHIBIT A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 8, 2005

By:	/s/ John C. Adler	INTERWEST PARTNERS VIII, LP

Name:	John C. Adler

		By:	InterWest Management Partners VIII, LLC
By:	/s/ Stephen C. Bowsher		its General Partner

Name:	Stephen C. Bowsher
			By:	/s/ W. Stephen Holmes

By:	/s/ Harvey B. Cash			Managing Director

Name:	Harvey B. Cash

INTERWEST INVESTORS VIII, LP
By:	/s/ Christopher B. Ehrlich

Name:	Christopher B. Ehrlich	By:	InterWest Management Partners VIII, LLC
its General Partner
By:	/s/ Philip T. Gianos

Name:	Philip T. Gianos		By:	/s/ W. Stephen Holmes

Managing Director
By:	/s/ W. Scott Hedrick

Name:	W. Scott Hedrick

INTERWEST INVESTORS Q VIII, LP
By:	/s/ W. Stephen Holmes

Name:	W. Stephen Holmes	By:	InterWest Management Partners VIII, LLC
its General Partner
By:	/s/ Gilbert H. Kliman

Name:	Gilbert H. Kliman		By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ H. Ronald Nash

Name:	H. Ronald Nash

INTERWEST MANAGEMENT PARTNERS VIII, LLC
By:	/s/ Arnold L. Oronsky

Name:	Arnold L. Oronsky	By:	/s/ W. Stephen Holmes

Managing Director

By:	/s/ Thomas L. Rosch

Name:	Thomas L. Rosch

By:	/s/ Michael B. Sweeney

Name:	Michael B. Sweeney

Page 22 of 22 Pages